Exhibit 23.1

We consent to the incorporation by reference in the registration statements (Nos. 333-135072, 333-153426, 333-159755, 333-175966, 333-187713, 333-199875 and 333-211957) on Form S-8 and the registration statements on Form S-3 (Nos. 333-140314 and 333-202405) of Eagle Bancorp, Inc. of our reports dated March 2, 2020, with respect to the consolidated financial statements of Eagle Bancorp, Inc. and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), which reports appear in Eagle Bancorp, Inc.’s 2019 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 2, 2020